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                                                                    Exhibit 23.2

                       Consent of Independent Accountants

The Board of Directors
FSC Semiconductor Corporation

         We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-________) of FSC Semiconductor Corporation, for the registration of shares of its common stock pertaining to its Employee Stock Purchase Savings Plan, of our report dated June 5, 1997, relating to the consolidated balance sheet of FSC Semiconductor Corporation as of May 25, 1997, the combined balance sheet of the FSC Semiconductor Business of National Semiconductor Corporation as of May 26, 1996, and the related consolidated and combined statements of operations and equity for each of the years in the three-year period ended May 25, 1997, which report is included in the annual report on Form 10-K of FSC Semiconductor Corporation for the year ended May 25, 1997.

                                                           KPMG Peat Marwick LLP

Boston, Massachusetts
July 7, 1998